Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269365, 333-256135, 333-255418 and, 333-252412), Form S-1 (No. 333-267482) and Form S-8 (No. 333-271292, 333-222675, 333-237535, 333-232667, 333-225435, 333-213946 and 333-213014) of NeuroBo Pharmaceuticals, Inc. (the Company) of our report dated March 28, 2024, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

March 28, 2024